EXHIBIT 99.2

Axonyx, Inc. AMENDED AND RESTATED Compensation Committee Charter Approved by the Board of Directors on March 30, 2004

I. Purpose

The primary purpose of the Compensation Committee is:

(a)	To advise the Board with respect to the Company’s compensation policies.

(b)	To assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers.

(c)	To make recommendations to the Board regarding corporate goals and objectives relevant to the compensation of the Chief Executive Officer.

(d)	To review and/or advise the Board with respect to the Company’s personnel compensation policies.

(e)	To review, approve and/or advise the Board with respect to the Company’s personnel policies and plans, including retirement, savings and benefit plans.

(f)	To produce an annual report for inclusion in the Company’s proxy statement on executive compensation.

II. Organization

•	The Compensation Committee shall consist of three or more directors, each of whom shall satisfy the applicable independence requirements of the Nasdaq Stock Market and any other requirements pertaining to members of the Committee, or Directors generally, under applicable law or regulation.

•	Committee members shall be appointed by the Board and shall serve until their successors shall be duly elected and qualified. The Committee’s chair shall be designated by the Board. If the chair is not present at a meeting, the member with the longest service on the Committee will serve as chair for that meeting.

III. Structure and Meetings

•	The Committee is required to hold four regularly scheduled meetings each year, and shall hold such additional meetings as it deems appropriate in order to carry out its responsibilities.

•	The chair of the Committee will preside at each meeting and will approve the agenda of items to be addressed at each regularly scheduled meeting.

•	Management will circulate a proposed agenda for each regular meeting to each Committee member in advance of the meeting.

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IV. Goals and Responsibilities

•	Develop guidelines for and review the compensation policies of the Company in general and review and approve compensation of senior officers of the Company;

•	Make recommendations to the Board regarding corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives and such factors as the Committee deems appropriate, recommend for approval by the Board the Chief Executive Officer’s compensation based on this evaluation;

•	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;

•	Make recommendations to the Board with respect to incentive-compensation plans and equity-based plans, establish criteria for the granting of options and stock grants to the Company’s officers and other employees, and review and approve the granting of options and stock grants in accordance with such criteria;

•	Review, approve and/or advise the Board with respect to the Company’s personnel policies and plan, including retirement, savings and benefit plans;

•	Review major organizational and staffing matters, including senior management employment, promotion, retention and severance matters;

•	Periodically review the Company’s policies regarding long-term accumulation of Company stock by senior members of Management and the alignment of management’s interests with those of the Company;

•	Periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

•	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee of the Board deem appropriate.

V. Performance Evaluation

•	The Compensation Committee shall conduct an annual self-evaluation with respect to its performance, and shall share the results of its self-evaluation with the Board.

VI. Committee Resources

•	The Compensation Committee shall have the sole authority to retain and terminate any consultants, legal counsel or other advisors as it may deem appropriate in its sole discretion.

•	The Committee shall have sole authority to approve related fees and terms of employment for any consultants, counsel or any other advisor that it retains.

•	Any consultant retained by the Committee shall report solely to the Committee.

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